Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-137470 and 333-51043 on Form S-3 and Registration Statement Nos. 333-05951, 333-45729, 333-60231, 333-60233, 333-30154, 333-59644, 333-72228, 333-86902, 333-101920, 333-111330, 333-128255, and 333-152024 on Form S-8 of our reports dated March 13, 2009, relating to the financial statements of JDA Software Group, Inc. (which report expressed an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method for the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” in 2007), and the effectiveness of JDA Software Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of JDA Software Group Inc. for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 13, 2009